UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Graphic Packaging Holding Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2013

Dear Graphic Packaging Holding Company Stockholders:

It is my pleasure to invite you to Graphic Packaging Holding Company’s 2013 Annual Meeting of Stockholders, to be held at our offices located at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, on Wednesday, May 22, 2013, at 10:00 a.m. local time.

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how our Board of Directors operates and provides compensation and other information about the management and Board of Directors of Graphic Packaging Holding Company.

Whether or not you plan to attend the Annual Meeting, your vote is important, and I hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend in person. If you hold your shares in your own name and choose to attend the Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow instructions from such firm to vote your shares.

Sincerely yours,

John R. Miller

Chairman of the Board

Notice

of

Annual Meeting of Stockholders

of

Graphic Packaging Holding Company

Date:	May 22, 2013
Time:	10:00 a.m. local time
Place:	Graphic Packaging Holding Company 1500 Riveredge Parkway, Suite 100 Atlanta, Georgia 30328

Purposes:

•	To elect four Class III Directors to serve a three-year term and until the 2016 Annual Meeting of Stockholders; and

•	To transact any other business that may be properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 25, 2013 are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournment thereof.

By order of the Board of Directors,

Stephen A. Hellrung

Senior Vice President, General Counsel

and Secretary

1500 Riveredge Parkway, Suite 100

Atlanta, Georgia 30328

April 12, 2013

YOUR VOTE IS VERY IMPORTANT.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, PLEASE AUTHORIZE YOUR PROXY OR DIRECT YOUR VOTE BY INTERNET OR TELEPHONE, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY BY MAIL IN THE ENVELOPE PROVIDED. IF YOU MAIL THE PROXY CARD, NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Proxy Statement

for the

Annual Meeting of Stockholders

on

May 22, 2013

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of Graphic Packaging Holding Company, a Delaware corporation (the “Company”), of proxies to be voted at the 2013 Annual Meeting of Stockholders to be held at the Company’s offices, located at 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, on Wednesday, May 22, 2013, at 10:00 a.m. local time (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will first be sent on or before April 12, 2013 to the Company’s stockholders of record as of the close of business on March 25, 2013 (the “Record Date”). References in this Proxy Statement to “Graphic Packaging,” “GPHC” “we,” “us,” and “our” or similar terms are to Graphic Packaging Holding Company.

Outstanding Shares

As of the close of business on the Record Date, there were 347,509,777 shares of the Company’s common stock outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Annual Meeting.

Who May Vote

Only stockholders who held shares of the Company’s common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

How to Vote in Person

If your shares are registered directly in your name, you are considered a stockholder of record and you may vote in person at the Annual Meeting. If your shares are registered through a bank or brokerage firm, your shares are considered to be held beneficially in street name. If your shares are held beneficially in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from the bank or brokerage firm that holds your shares. Please note that even if you plan to attend the Annual Meeting in person, the Company recommends that you vote before the Annual Meeting.

How to Vote by Proxy

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by any of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your bank or brokerage firm.

Voting over the Internet. Stockholders of record of the Company’s common stock with Internet access may submit proxies from any location in the world by following the “Vote by Internet” instructions on their proxy cards. In addition, most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine Internet voting availability.

Voting by Telephone. Stockholders of record of the Company’s common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most of the Company’s stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction card provided by their bank or brokerage firm. Please check the voting instruction card to determine telephone voting availability.

Voting by Mail. Stockholders of record of the Company’s common stock may submit proxies by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. The Company’s stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their bank or brokerage firm and mailing them in the accompanying pre-addressed envelope.

How Proxies Work

The Board of Directors is asking for your proxy. By giving the Board your proxy, your shares will be voted at the Annual Meeting in the manner you direct. If you do not specify how you wish to vote your shares, your shares will be voted “FOR” the election of each of the Director nominees and the proxyholders will vote shares according to their discretion on any other matter properly brought before the Annual Meeting.

If for any reason any of the nominees for election as Director is unable or declines to serve as a Director, discretionary authority may be exercised by the proxyholders to vote for a substitute proposed by the Board.

If the shares you own are held beneficially in street name by a bank or brokerage firm, such firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”

How to Vote Your 401(k) Plan Shares

If you participate in the Company’s 401(k) Savings Plan or in the Company’s Hourly 401(k) Savings Plan (the “401(k) Plans”), you may give voting instructions as to the number of share equivalents held in your account as of the Record Date to the trustee of the savings plan. You provide voting instructions to the trustee, Fidelity Management Trust Company, by completing and returning the proxy card accompanying this Proxy Statement. The trustee will vote your shares in accordance with your duly executed instructions received by 12:00 midnight on May 17, 2013. If you do not send instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

You may also revoke voting instructions previously given to the trustee by 12:00 midnight on May 17, 2013, by filing either a written notice of revocation or a properly completed and signed proxy card bearing a later date with the trustee. Your voting instructions will be kept confidential by the trustee.

Quorum

In order to carry out the business of the Annual Meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the Annual Meeting for purposes of calculating whether a quorum is present.

Votes Needed

The Director nominees receiving the largest number of votes cast are elected, up to the maximum number of Directors fixed by the Board to be elected at the Annual Meeting. As a result, any shares not voted, whether by abstention, broker non-vote or otherwise, have no effect on the election of Directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Approval of any other matter properly brought before the Annual Meeting requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. An abstention with respect to any other matter will have the effect of a vote against such proposal and broker non-votes will have no effect, as broker non-votes are not treated as shares entitled to vote.

Changing Your Vote

Shares of the Company’s common stock represented by proxy will be voted as directed unless the proxy is revoked. Any proxy may be revoked before it is exercised by sending an instrument revoking the proxy or a proxy bearing a later date to the Company’s Corporate Secretary. Any notice of revocation should be sent to: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary. Any proxy submitted over the Internet or by telephone may also be revoked by submitting a new proxy over the Internet or by telephone. A proxy is also revoked if the person who executed the proxy is present at the Annual Meeting and elects to vote in person.

Attending in Person

Only stockholders, their designated proxies and guests of the Company may attend the Annual Meeting. If your shares are held beneficially in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of shares of the Company’s common stock as of the Record Date in order to be admitted to the Annual Meeting.

Internet Availability of this Proxy Statement and Form 10-K

The Company’s Proxy Statement, 2012 Annual Report to Stockholders and 2012 Annual Report on Form  10-K are available on the Company’s website at www.graphicpkg.com in the Investor Relations section.

CORPORATE GOVERNANCE MATTERS

Below, in question and answer format, is a summary of certain of the Company’s corporate governance policies and practices.

Who are Graphic Packaging’s Directors?

The Board currently consists of George V. Bayly, G. Andrea Botta, David D. Campbell, Kevin J. Conway, Jeffrey H. Coors, Harold R. Logan, Jr., Michael G. MacDougall, John R. Miller (who serves as the Chairman of the Board), David A. Perdue, David W. Scheible (who serves as President and Chief Executive Officer of the Company), Robert W. Tieken and Lynn A. Wentworth. Jeffrey Liaw served as a director throughout 2012 and until his resignation on January 3, 2013.

How does Graphic Packaging determine which Directors are independent?

For purposes of this Proxy Statement, “independent” and “independence” have the meanings set forth under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, the rules and regulations adopted thereunder by the Securities and Exchange Commission (the “SEC”), the corporate governance listing standards of the NYSE, and the Company’s Corporate Governance Guidelines, all as in effect from time to time. A Director will not qualify as independent unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in accordance with the Company’s Corporate Governance Guidelines, the Company will also apply the following standards in determining whether a Director is independent:

•

A Director who is an employee of the Company, or whose immediate family member serves as one of the Company’s executive officers, may not be deemed independent until three years after the end of such employment relationship.

•

A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Board and committee fees and pension or other forms of deferred compensation for prior service, may not be deemed independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by an immediate family member for service as one of the Company’s non-executive employees will not be considered in determining independence under this test.

•

A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•

A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

Applying these standards, on February 27, 2013, the Board of Directors determined that all of the Company’s Directors, except Mr. Scheible, are independent. Mr. Scheible is not considered independent because he serves as an executive officer of the Company and his daughter is employed by Ernst & Young, LLP, the Company’s auditors (in a position unrelated to the Company). Prior to the determination in February 2013, Messrs. Coors, Conway, Liaw (until his resignation) and MacDougall had not been considered independent because they each served as designated directors of entities party to the Stockholders Agreement dated July 9, 2007, as amended (the “Stockholders Agreement”), by and among the Company, the Coors family trusts and foundation, Clayton, Dubilier & Rice Fund V Limited Partnership (the “CD&R Fund”), Old Town, S.A. (formerly known as EXOR Group, S.A. and referred to herein as “Old Town”), Field Holdings, Inc. and certain affiliates of TPG Capital, L.P. (the “TPG Entities”).

The Coors Family trusts and foundation, the CD&R Fund, Old Town and the TPG Entities (referred to collectively as the “Covered Stockholders”) are also parties to the Registration Rights Agreement dated July 9, 2007 (the “Registration Rights Agreement”). The Stockholders Agreement expired on July 9, 2012, but the Covered Stockholders were deemed by the Company to be acting as a group until the closing of a secondary offering of the Company’s common stock and the concurrent repurchase of shares of its common stock by the Company from the Covered Stockholders on December 18, 2012. Thereafter, each of the Covered Stockholders filed a Schedule 13D amendment with the SEC indicating that it would no longer act as a group with the other Covered Stockholders.

What is the leadership structure of the Board of Directors?

Pursuant to the Company’s By-Laws, the Chairman of the Board of Directors is elected from time to time by the members of the Board of Directors. The By-Laws do not require, and the Board of Directors does not have a specific policy with respect to, the separation of the roles of the Chairman of the Board and the Chief Executive Officer. The By-Laws provide that the Chairman of the Board shall preside over each meeting of the stockholders of the Company and the Board of Directors, and may have other duties and powers as conferred upon the Chairman by the Board of Directors. In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Board (if a non-management Director) or the Chairman of the Nominating and Corporate Governance Committee presides over the regular Executive Sessions of the Board at which non-management Directors meet without management participation.

Since the closing of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation in August 2003, the roles of the Chairman of the Board and the Chief Executive Officer of the Company have been separate. Mr. John R. Miller, one of the Company’s independent directors, has served as the non-executive Chairman of the Board since August 8, 2006. During this period, the Board of Directors believed that having an independent director serve as the Chairman of the Board was appropriate for the Company because such a structure helped provide clarity as to the different roles of the Board of Directors and management in running the Company.

What is the Board of Directors’ Role in Risk Oversight?

As set forth in the Company’s Corporate Governance Guidelines, the Board is responsible for reviewing, approving and monitoring business strategies and financial performance, and ensuring processes are in place for maintaining the integrity of the Company in financial reporting, legal and ethical compliance matters, and in relationships with customers, suppliers, employees, the community and stockholders. The Board fulfills these responsibilities through a number of different practices, including the approval of each annual operating plan and long-term strategic plan, the review of actual results against such plans at each regular Board meeting, and specific review and approval of significant corporate actions such as acquisitions and divestitures, plant rationalizations and major projects involving significant capital spending. In addition, the Board oversees areas of particular risk through its Audit and Compensation and Benefits Committees, each of which provides a report to the full Board of Directors at each regular Board meeting.

Pursuant to its Charter, the Audit Committee of the Board of Directors has oversight responsibility for the quality and integrity of the Company’s financial statements, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. To fulfill this responsibility, the Audit Committee routinely discusses and evaluates (i) audit findings and issues with the Company’s Chief Financial Officer and independent auditors, (ii) internal controls, processes and issues with the Company’s Vice President of Internal Audit (who reports directly to the Chairman of the Audit Committee and the Chief Financial Officer), and (iii) legal and regulatory compliance issues with the Company’s General Counsel. The Committee also periodically reviews and evaluates the Company’s policies with respect to risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition to these activities, the Audit Committee reviews each of the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q and has the opportunity to discuss such reports with management of the Company and the Company’s independent auditors prior to the filing of such reports with the SEC.

The Compensation and Benefits Committee of the Board of Directors has oversight responsibility for any risks inherent in the structure of the Company’s compensation programs for its employees. Pursuant to its Charter, the Compensation and Benefits Committee reviews and approves general, incentive and equity compensation plans, health and welfare plan offerings and retirement and savings plans for all employees. In addition, the Compensation and Benefits Committee reviews and approves all compensation arrangements and awards relating to the Company’s executive officers, with all compensation arrangements of the President and Chief Executive Officer of the Company being reviewed and approved for recommendation to the full Board of

Directors for final approval. Through its review of these programs and arrangements, the Compensation and Benefits Committee and the Board has visibility into and exercises oversight over the financial and other risks, such as retention of key management and ability to recruit necessary talent, affected by the Company’s compensation and benefits programs.

How many times did the Board of Directors meet last year?

The Board of Directors met nine times in 2012.

Did any of GPHC’s Directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All of the Directors of GPHC attended at least 75% of the meetings of the Board and their assigned committees during 2012.

What is GPHC’s policy on Director attendance at annual meetings of stockholders?

Directors are expected to attend each annual meeting of stockholders, but are not required to do so. All of GPHC’s Directors attended the 2012 annual meeting of stockholders.

Do the non-management Directors meet during the year in executive session?

Yes, the non-management Directors of GPHC met separately at regularly scheduled executive sessions during 2012 without any member of management being present. Mr. Miller, as the Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee, acted as presiding Director at each executive session held by GPHC during 2012.

Can stockholders and other interested parties communicate directly with the Directors of Graphic Packaging or with the non-management Directors of Graphic Packaging?

Yes. If you wish to communicate with the Board or any individual Director, you may send correspondence to Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary. The Corporate Secretary will submit your correspondence to the Board, the appropriate committee or the appropriate Director, as applicable. You may also communicate directly with the presiding non-management Director of the Board or the non-management Directors as a group by sending correspondence to Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia, Attention: Presiding Director.

Does Graphic Packaging’s Board of Directors have any separately-designated standing committees?

The Board currently has three separately-designated standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Corporate Governance Committee.

What does the Audit Committee do?

The Audit Committee is responsible for, among other things, assisting the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	compliance with legal and regulatory requirements;

•	systems of internal accounting and financial controls;

•	the performance of the annual independent audit of the Company’s financial statements;

•	the Company’s independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	the review and approval or ratification (if appropriate) of transactions with related parties.

The Audit Committee is also responsible for preparing the Report of the Audit Committee in conformity with the rules of the SEC to be included in the proxy statement for the annual meeting of stockholders.

Who are the members of the Audit Committee?

The members of GPHC’s Audit Committee are Messrs. Campbell, Miller, Tieken and Ms. Wentworth. Mr. Tieken served as Chairman of the Audit Committee until May 23, 2012 when Ms. Wentworth was elected to serve as Chairman.

How many meetings did the Audit Committee have last year?

The Audit Committee held eight meetings during 2012.

Does Graphic Packaging have an Audit Committee Financial Expert?

Yes. The Board has examined the SEC’s definition of “audit committee financial expert” and determined in May 2012 that each of Messrs. Miller, Tieken and Ms. Wentworth met these standards and are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. Accordingly, each of Messrs. Miller, Tieken and Ms. Wentworth were designated by the Board as an audit committee financial expert. Mr. Campbell was appointed to the Audit Committee in May 2012 and was designated as an audit committee financial expert in February 2013.

What does the Compensation and Benefits Committee do?

The Compensation and Benefits Committee oversees the compensation and benefits of the Company’s management and employees and is responsible for, among other things:

•	reviewing and making recommendations to the full Board as to the compensation of the President and Chief Executive Officer;

•	reviewing and approving the compensation of the senior executives of the Company;

•	approving all equity compensation awards to employees (and recommending equity grants to the President and Chief Executive Officer to the full Board for final approval); and

•	administering the Company’s short- and long-term incentive plans.

Who are the members of the Compensation and Benefits Committee?

The members of GPHC’s Compensation and Benefits Committee are Messrs. Bayly, Botta, Logan and Perdue, with Mr. Bayly serving as Chairman. All of these Directors are “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual.

How many meetings did the Compensation and Benefits Committee have last year?

The Compensation and Benefits Committee held six meetings during 2012.

Did the Compensation and Benefits Committee engage a compensation consultant to assist it in making recommendations to the Board of Directors regarding the amount or form of compensation paid to non-employee directors or executive officers?

Yes, the Compensation and Benefits Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as an independent compensation advisor to the Committee. Representatives from Meridian attended Committee meetings and advised the Committee on compensation trends, best practices and regulatory compliance issues, in addition to providing executive compensation benchmarking analysis. While representatives from Meridian work with members of management to collect information and prepare materials for the Committee, such representatives report directly to the Committee and the decision to retain Meridian is made solely by the Committee. Fees paid to Meridian for executive compensation advisory services in 2012 totaled approximately $90,350.

Did Meridian Compensation Partners, LLC provide any services other than executive compensation advisory services to the Compensation and Benefits Committee to the Company in 2012?

No, Meridian was hired solely to assist the Committee in its review of executive compensation practices.

Does the Company have compensation policies and practices that create risks that are reasonably likely to have a material adverse effect on the Company?

No, the Company does not believe its compensation policies and practices for its employees create risks that are reasonably likely to have a material adverse effect on the Company. In general, the Company uses performance measures in its short-term and long-term incentive programs that encourage employees to focus on achieving Company-wide profitability and strategic goals. In addition, the design and payout of the Company’s incentive programs is subject to the review and approval of the Compensation and Benefits Committee and, with respect to the President and Chief Executive Officer, the full Board of Directors.

What does the Nominating and Corporate Governance Committee do?

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying qualified individuals for nomination to the Board and developing and recommending a set of corporate governance principles to the Board.

Who are the members of the Nominating and Corporate Governance Committee?

The members of GPHC’s Nominating and Corporate Governance Committee during 2012 were Messrs. Botta, Conway, Coors, Liaw, MacDougall and Miller, with Mr. Miller serving as Chairman and a non-voting member. Messrs. Botta and Miller are each “independent directors,” as defined by Section 303A of the NYSE’s Listed Company Manual. As discussed above, Messrs. Conway, Coors, Liaw and MacDougall were not “independent directors” during 2012. Mr. Liaw resigned from the Board and the Nominating and Corporate Governance Committee in January 2013 and all of the remaining members of the Nominating and Corporate Governance Committee were determined to be independent directors in February 2013.

How many meetings did the Nominating and Corporate Governance Committee hold last year?

The Nominating and Corporate Governance Committee held three meetings during 2012.

Does Graphic Packaging have Corporate Governance Guidelines?

Yes, the Board has formally adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to assure that the Board is focused on increasing stockholder value. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to Board composition and selection, Board meetings and involvement of senior management, evaluation of the Chief Executive Officer’s performance and senior management succession planning, and Board committees and compensation. You may find a copy of the Corporate Governance Guidelines on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Does Graphic Packaging have a code of ethics and conduct, and, if so, where can I find a copy?

Yes, the Board has formally adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees, officers and Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Does Graphic Packaging have a policy governing related-party transactions, and, if so, where can I find a copy?

Yes, the Board has delegated authority to the Audit Committee to review and approve related-party transactions. The Audit Committee has adopted a Policy Regarding Related Party Transactions that is available on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Have the Board’s standing committees adopted charters and, if so, where can I find copies?

Yes, the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee have each adopted charters, copies of which can be found on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

How can I obtain printed copies of the information described above?

The Company will provide printed copies of the charters of the Audit Committee, Compensation and Benefits Committee and Nominating and Corporate Governance Committee, as well as the Policy Regarding Related Party Transactions, the Code of Business Conduct and Ethics and Corporate Governance Guidelines to any person without charge upon request.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors currently has twelve members divided into three classes, with one class being elected each year for a three-year term. The four nominees standing for election as Class III Directors are: George V. Bayly, David D. Campbell, Harold R. Logan, Jr. and David A. Perdue. Mr. Robert W. Tieken is retiring from the Board and will not stand for re-election.

If elected, each Class III nominee will serve three consecutive years with his term expiring in 2016, and until a successor is elected and qualified. The election of the Director nominees is by plurality vote, which means that the four nominees receiving the highest number of affirmative votes will be elected. If at the time of the Annual Meeting, any of these nominees is unable or unwilling to serve as a Director for any reason, which is not expected to occur, the persons named as proxies will vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

Set forth below is certain information regarding the Director nominees and each of the incumbent Directors whose term will continue after the Annual Meeting, including the particular experience, qualifications and skills that led the Board to conclude that the Director nominee or incumbent Director is qualified to serve as a Director of the Company and that voting “FOR” each of the Director nominees is in the best interest of the Company and its stockholders. There are no family relationships among any Directors or executive officers of the Company.

Information Concerning the Nominees

Class III Directors — Term to Expire in 2016

George V. Bayly, 70, was appointed to GPHC’s Board on March 10, 2008. Mr. Bayly served as Chairman and Interim Chief Executive Officer of Altivity from October 2006 to March 10, 2008. Prior to October 2006, Mr. Bayly served as Co-Chairman of U.S. Can Corporation from September 2005 to September 2006, as well as Co-Chairman and Chief Executive Officer from March 2005 to September 2005. In addition, Mr. Bayly has been a principal of Whitehall Investors, LLC, a consulting and venture capital firm, since January 2002. From January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Mr. Bayly serves on the Board of Directors of ACCO Brands Corporation, Huhtamaki Oyj and Treehouse Foods, Inc. Mr. Bayly holds a B.S. from Miami University and a M.B.A. from Northwestern University. Mr. Bayly also served as a Lieutenant Commander in the United States Navy.

The Board concluded that Mr. Bayly is qualified to serve as a director of the Company because he has over 30 years of management experience in the packaging industry, including experience as the President and Chief Executive Officer of four packaging companies. Mr. Bayly also has significant experience as a director, including service on three public company boards of directors other than the Company’s Board.

David D. Campbell, 63, joined GPHC’s Board on February 17, 2012. Mr. Campbell is the retired Chairman and Chief Executive Officer of ACCO Brands Corporation, a manufacturer of office and computer accessories, a position he held from 2005 through 2008. Prior to 2005 when ACCO Brands Corporation was spun off from Fortune Brands, Inc., Mr. Campbell served in senior management positions in several other divisions of Fortune Brands, Inc., including serving as the President and Chief Executive Officer, Office Products Group, ACCO World, Inc. from 2000 through 2005, the President and Chief Executive Officer, Hardware Group, Master Lock Corporation from 1997 to 2000, the Senior Vice President, North America, Office Products Group from 1993 through 1997 and the President, ACCO Canada from 1989 through 1993. Mr. Campbell currently serves on the Boards of Directors of American Hotel Register Company and Little Rapids Corporation.

The Board concluded that Mr. Campbell is qualified to serve as a director of the Company because he has over 20 years of executive management experience, including management and operational experience at several manufacturing companies. He also has significant transactional experience, including mergers, acquisitions and dispositions of businesses.

Harold R. Logan, Jr., 68, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, Mr. Logan had served as a member of GPC’s Board since August 2003. From 2001 until August 2003, Mr. Logan served as one of the directors of Graphic Packaging International Corporation. From 2003 through September 2006, Mr. Logan was a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products, and was a director, Executive Vice President, and Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. TransMontaigne, Inc. was sold to Morgan Stanley Group, Inc. on October 1, 2006. Mr. Logan served as a director and Senior Vice President, Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1994. He also serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a director of Hart Energy Publishing, LLC and Lead Director of Cimarex Energy Co. During the past five years he also served as a director of The Houston Exploration Company.

The Board concluded that Mr. Logan is qualified to serve as a director of the Company because he has over 20 years of senior management experience, primarily serving in senior finance roles, and 17 years of experience in investment banking and venture capital services. Mr. Logan also has an extensive knowledge of the Company and its business, having served as a director of the Company or its predecessors since 2001. In addition, Mr. Logan has significant experience as a director of public companies, having served on the boards of nine public companies other than Graphic Packaging.

David A. Perdue, 63, joined GPHC’s Board on May 19, 2011. Mr. Perdue is the Chief Executive Officer of The Aquila Group LLC, a private investment firm, a position he has held since 2007. Prior to his employment with Aquila, Mr. Perdue served as Chairman and CEO of Dollar General Corporation from 2003 until 2007. Dollar General is the nation’s largest small-box discount retailer. Mr. Perdue serves on the boards of Alliant Energy Corporation, a diversified utility company and Liquidity Services, Inc., an online auction firm that provides manufacturers, retailers, corporations and governments with an electronic marketplace to dispose of, liquidate, and track goods in the reverse supply chain. He formerly served on the board of Jo-Ann Stores, Inc., one of the nation’s largest fabric and craft retailers. Mr. Perdue also serves on the board of several non-profit organizations including the Georgia Tech Foundation Board of Trustees and the Georgia Ports Authority. He has also served on the boards of the Retail Industry Leaders Association, the National Retail Federation, and the Board of Visitors of the Owen School of Business at Vanderbilt University. He also formerly served as chairman of The National Commission on Adult Literacy and Workforce Development.

The Board concluded that Mr. Perdue is qualified to serve as a director of the Company because he has over 20 years of senior management experience, including serving as Chief Executive Officer of two public companies. Mr. Perdue also has significant knowledge of retail and consumer goods businesses and has extensive experience in international operations and business, particularly in Asia.

Information Concerning Continuing Directors

Class I Directors — Term to Expire in 2014

G. Andrea Botta, 59, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since 1996. Mr. Botta has served as the President of Glenco LLC, a private investment company, since February 2006. From 1999 to February 2004, Mr. Botta served as a managing director of Morgan Stanley. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. Mr. Botta serves on the Board of Cheniere Energy, Inc.

The Board concluded that Mr. Botta is qualified to serve as a director of the Company because of his investment banking and private investment fund experience, as well as his knowledge of the Company and its business, having served as a director of the Company or its predecessors since 1996.

Kevin J. Conway, 54, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since 1995. Mr. Conway is the Managing Partner of Clayton Dubilier & Rice, LLC (“CD&R”), a New York-based private investment firm, a director of CD&R Investment Associates II, Inc. (“Associates II”), a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership (“Associates V”), the general partner of CD&R, and a limited partner of Associates V.

The Board concluded that Mr. Conway is qualified to serve as a director of the Company because he has approximately 10 years of investment banking and mergers and acquisitions experience, as well as 18 years of experience in investing in a wide range of industries. Mr. Conway also has extensive knowledge of the Company and its business, having served as a director of the Company or its predecessors since 1995.

Jeffrey H. Coors, 68, was appointed to GPHC’s Board on March 10, 2008. Prior to the Altivity Transaction, he had served as a member of GPC’s Board since August 2003. He also served as GPC’s Vice Chairman from August 2006 through his retirement on December 31, 2007, and as Executive Chairman from August 2003 through August 2006. Mr. Coors was Chairman of Graphic Packaging International Corporation from 2000 until August 2003, and was its Chief Executive Officer and President from Graphic Packaging International Corporation’s formation in 1992 until August 2003. Mr. Coors served as Executive Vice President of the Adolph Coors Company from 1991 to 1992 and as its President from 1985 to 1989, and as President of Coors Technology Companies from 1989 to 1992. Mr. Coors currently serves as a director of R.W. Beckett Corporation.

The Board concluded that Mr. Coors is qualified to serve as a director of the Company because he has over 19 years of senior management experience, including serving as Chief Executive Officer of GPC for six years. Mr. Coors also has significant experience as a director, having served as a director of Adolph Coors Company and other manufacturing companies since 1970.

David W. Scheible, 56, was appointed to GPHC’s Board upon its formation (under the name New Giant Corporation) in June 2007. Prior to the Altivity Transaction, he had served as a director, President and Chief Executive Officer of GPC since January 1, 2007. Prior to that time, Mr. Scheible had served as Chief Operating Officer of GPC since October 2004. Mr. Scheible served as Executive Vice President of Commercial Operations from August 2003 until October 2004. Mr. Scheible served as Graphic Packaging International Corporation’s Chief Operating Officer from 1999 until August 2003. He also served as President of Graphic Packaging International Corporation’s Flexible Division from January to June 1999. Previously, Mr. Scheible was affiliated with the Avery Dennison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Division from 1995 through 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995. Mr. Scheible serves on the Board of Directors of Benchmark Electronics, Inc., a provider of integrated electronics manufacturing, design and engineering services.

The Board concluded that Mr. Scheible is qualified to serve as a director of the Company because of his detailed knowledge of the Company and its business, having served in various senior operational roles with the Company or its predecessors for over 11 years. Mr. Scheible also has financial management training and experience, as he received an M.B.A. in Finance and has had supervisory responsibility for the Chief Financial Officer since becoming the President and Chief Executive Officer of GPC at the beginning of 2007.

Class II Directors — Term to Expire in 2015

Michael G. MacDougall, 42, was appointed to GPHC’s Board on March 10, 2008. Mr. MacDougall is a partner of TPG Capital, L.P. (“TPG Capital”). Mr. MacDougall leads the firm’s global energy and natural resources investing efforts. Prior to joining TPG Capital in 2002, Mr. MacDougall was a vice president in the

Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Copano Energy, L.L.C., Energy Future Holdings Corp. (formerly TXU Corp.), Harvester Holdings, LLC and its two wholly owned subsidiaries, Petro Harvester Oil and Gas, LLC and 2CO Energy Limited, Maverick American Natural Gas, LLC, Nexeo Solutions Holdings, LLC, and Northern Tier Energy, LLC, and a director of the general partner of Valerus Compression Services, L.P. Mr. MacDougall served on the board of managers of Texas Genco LLC prior to its sale to NRG Energy, Inc. in February 2006. He is also a member of the board of directors of Islesboro Affordable Property, The Opportunity Network, and the University of Texas Development Board. Mr. MacDougall received his B.B.A., with highest honors, from The University of Texas at Austin and received his M.B.A., with distinction, from Harvard Business School.

The Board concluded that Mr. MacDougall is qualified to serve as a director of the Company because of his transactional experience with a number of different companies at TPG Capital and his investment banking experience at Goldman, Sachs & Co. Mr. MacDougall also has experience as a director of other public manufacturing companies, currently serving as a director of a chemical products producer.

John R. Miller, 75, was appointed to GPHC’s Board on March 10, 2008 and serves as its Chairman. Prior to the Altivity Transaction, Mr. Miller had served as the non-executive Chairman of the Board of Directors of GPC since August 8, 2006 and had been a member of such Board since 2002. He has served as non-executive Chairman of the Board of Directors of Cambrex Corporation, a life science company, since 2008 and has been a member of such Board since 1998. In 2010, Mr. Miller retired as a Director of Eaton Corporation, a global diversified industrial manufacturer, having served in that capacity since 1985. From 2005 to 2008, he served on the Board of SIRVA, Inc., a global provider of moving and relocation services, serving as non-executive Chairman of the Board from 2006 to 2008. He formerly served as President and Chief Operating Officer of The Standard Oil Company and Chairman of the Federal Reserve Bank of Cleveland.

The Board concluded that Mr. Miller is qualified to serve as a director of the Company because of his extensive operating and financial experience acquired over 26 years of service at The Standard Oil Company, including experience supervising the staff functions responsible for preparation of financial statements, corporate planning, technology, and finance and control. Mr. Miller also has significant experience as a director, having served on nine public company boards with experience as the non-executive chairman of three of such companies. In addition to these corporate roles, Mr. Miller has regulatory and policy-making experience, having served for seven years as a director of the Federal Reserve Bank of Cleveland, two of which were as Chairman of the Board.

Lynn A. Wentworth, 54, joined GPHC’s Board on November 18, 2009. Ms. Wentworth is the former Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor), where she served from January 2007 until February 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions there from 1985 until 2007. She is a certified public accountant. She is on the board of Cincinnati Bell, Inc. where she chairs the Audit and Finance Committee and is a member of the Executive and Compensation Committees.

The Board concluded that Ms. Wentworth is qualified to serve as a director of the Company because she has over 30 years of public accounting and corporate finance experience, including her service as the Chief Financial Officer for two public companies.

Criteria for Potential Directors

The Company’s Board is responsible for selecting nominees for election as Directors by stockholders and for filling vacancies on the Board. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals for nomination as members of the Board and its committees and, in this regard, reviewing with the Board on an annual basis the current skills, background and expertise of the members of the Board, as well as the Company’s future and ongoing needs. This assessment is used to establish criteria for identifying and evaluating potential candidates for the Board. However, as a general matter, the Nominating and Corporate Governance Committee seeks individuals with significant and relevant business experience who demonstrate:

•	the highest personal and professional integrity;

•	commitment to driving the Company’s success;

•	an ability to provide informed and thoughtful counsel on a range of issues; and

•	exceptional ability and judgment.

The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying nominees for director. As described above, however, the Nominating and Corporate Governance Committee regularly assesses the skills, background and expertise of the members of the Board and identifies the Company’s needs. As part of this process the Nominating and Corporate Governance Committee strives to select nominees with relevant business experience, the personal characteristics described above and a wide variety of skills and viewpoints. The Nominating and Corporate Governance Committee considers it a priority to further diversify our Board of Directors.

The Nominating and Corporate Governance Committee considers candidates recommended by its members and other Directors. The Nominating and Corporate Governance Committee will also consider whether to nominate any person recommended by a stockholder pursuant to the provisions of the Company’s By-Laws relating to stockholder nominations as described in “Stockholder Proposals and Nominations,” below. The Nominating and Corporate Governance Committee uses the same criteria to evaluate proposed nominees that are recommended by its members and other Directors as it does for stockholder-recommended nominees.

Compensation of Directors

The following table sets forth information regarding the compensation of the non-employee Directors of GPHC in 2012.

Director Compensation Table for 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Total ($)
George V. Bayly	84,028	90,000	174,028
G. Andrea Botta	75,500	90,000	165,500
David D. Campbell	62,528	90,000	152,528
Kevin J. Conway	69,500	90,000	159,500
Jeffrey H. Coors	69,500	90,000	159,500
Jeffrey Liaw	68,000	90,000	158,000
Harold R. Logan, Jr.	71,500	90,000	161,500
Michael G. MacDougall	65,500	90,000	155,500
John R. Miller	187,500	90,000	277,500
David A. Perdue	70,000	90,000	160,000
Robert W. Tieken	79,210	90,000	169,210
Lynn A. Wentworth	83,603	90,000	173,603

(1)	The dollar value of fees earned or paid in cash does not include a $2.46 cash payment in lieu of a fractional share. The value of the fractional share is included in the Stock Awards column.

Each Director who is not an officer or employee of the Company receives an annual cash retainer fee of $55,000, payable in quarterly installments. In addition, each non-employee Director receives $1,500 per Board meeting attended and $1,000 per committee meeting attended. The Chairman of the Board, the Audit and Compensation and Benefits Committee Chairmen receive a further retainer fee of $100,000, and $15,000, respectively, and the Nominating and Corporate Governance Committee Chairman receives a retainer fee of $10,000, all payable in equal quarterly installments. In addition to the retainers and meeting fees, each non-employee Director receives an annual grant of shares of common stock with a value of $90,000 on the date of grant.

Directors who are officers or employees do not receive any additional compensation for serving as a Director. Pursuant to the terms of Mr. Conway’s employment with CD&R, he has assigned his right to receive compensation for his service as a Director to CD&R. The Company reimburses all Directors for reasonable and necessary expenses they incur in performing their duties as Directors.

Board Recommendation

The Board believes that voting for each of the four nominees for Director selected by the Board is in the best interests of the Company and its stockholders. The Board recommends a vote “FOR” each of the four nominees for Director.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The members of GPHC’s Compensation and Benefits Committee reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation and Benefits Committee

George V. Bayly, Chairman

G. Andrea Botta

Harold R. Logan, Jr.

David A. Perdue

COMPENSATION DISCUSSION AND ANALYSIS

References to the “Committee” in this Compensation Discussion and Analysis section are to the Compensation and Benefits Committee. References to “Executives” are to the Named Executive Officers reported in the Summary Compensation Table and other tables in this Proxy Statement.

Guiding Principles and Policies

The goal of our compensation program is to align the interests of our employees with those of our stockholders. We do this by implementing compensation practices designed to attract, retain, motivate and reward key members of management. A significant portion of the compensation packages of our Executives is intended to be at-risk pay for performance. In our program, we analyze each component of executive compensation and decisions with respect to one element of pay may or may not impact other elements of the overall pay packages. The Committee and, with respect to the President and Chief Executive Officer, the Board of Directors have full discretion to choose the elements of executive compensation that the Executives will be paid or eligible to earn each year and to adjust the proportion of total compensation opportunity that each element provides. The Committee’s objective is to set each of the primary components of the Company’s executive compensation program, base salary, short-term cash incentives and long-term equity-based incentives, at a market-competitive rate, which is determined by reference to the 50th percentile of the peer group, resulting in each Executive’s total compensation opportunity being set at approximately the 50th percentile of the peer group’s total pay for executives with similar positions and responsibilities. The Committee does not employ a mechanical process based on peer data, however, as other considerations such as time in position and tenure with the Company are considered. As data for the peer group fluctuates or the peer group is updated to reflect changes in the market, the Committee may make adjustments in one or more components of compensation to achieve the 50th percentile of total compensation. Company performance, market data, individual performance, retention needs and internal equity among our Executives’ compensation packages have been the primary factors considered in decisions to increase or decrease compensation materially.

Peer Group and Market Data

We obtain an analysis of market data at least every other year. Compensation of the Executives is compared to the compensation paid to executives holding comparable positions at similar companies. The companies used for this comparison are chosen by the Company and the Committee’s consultant, Meridian, and consist of a group of about 30 manufacturing companies with revenues approximately one-half to double the revenues of the Company. The peer group is reviewed annually and updated, if necessary, to ensure its appropriateness given any market changes. Meridian tests the peer group results against data from broader general industry, manufacturing and forest products groups to ensure that the peer group provides an appropriate benchmark of executive compensation. The peer group used to develop 2012 compensation is listed below.

Air Products and Chemicals, Inc.	Ecolab Inc.	Rock-Tenn Company
Aptar Group, Inc.	Energizer Holdings, Inc.	Rockwell Automation, Inc.
Armstrong World Industries, Inc.	FMC Technologies, Inc.	Sealed Air Corp.
Avery Dennison Corporation	Greif Inc.	Silgan Holdings, Inc.
Ball Corporation	Herman Miller, Inc.	Sonoco Products Company
Bemis Company, Inc.	ITT Corporation	Steelcase, Inc.
Borg Warner Inc.	Masco Corp.	Temple-Inland, Inc.
Cameron International Corporation	MeadWestvaco Corporation	The Scott’s Miracle-Gro Company
Cooper Industries Plc	Molson Coors Brewing Company	Thomas & Betts Corporation
Crown Holdings, Inc.	Newell Rubbermaid, Inc.	Tupperware Brands Corporation
Dover Corporation	Owens-Illinois Inc.	USG Corporation
Eastman Chemical Company	Packaging Corporation of America	Vulcan Materials

Role of Compensation Consultants

The Committee retains Meridian to act as the Committee’s independent advisor on executive compensation and benefits. The mandate of Meridian is to work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, compensation package and program design issues, market trends and technical considerations. The Committee instructed Meridian to compile and provide data on both total pay and individual elements of compensation among companies in the peer group, as well as trends in compensation practices that they observed within the peer group and generally among public companies. The Committee does not rely on Meridian to recommend specific levels of total pay or any specific element of compensation to our Executives; such recommendations are developed by management based on information provided by Meridian and then presented to the Committee for consideration. Meridian consultants attended four of the six Committee meetings in 2012.

Role of Executive Officers

The President and Chief Executive Officer and Senior Vice President, Human Resources recommend to the Committee the compensation program design and award amounts for most executives. They are not involved in determining their own pay.

Overview of Executive Compensation Components

Our executive compensation program currently consists of the following compensation elements:

•	Base salary

•	Short-term cash incentives

•	Long-term incentives, consisting of Service-Based Restricted Stock Units (“Service RSUs”) and Performance-Based Restricted Stock Units (“Performance RSUs”)

•	Health and welfare benefits

•	Retirement benefits

•	Termination pay

Each of these elements is discussed below, as well as the methodology used for setting the amount of each type of compensation.

Base Salary

Philosophy. The purpose of base salaries is to attract and retain our Executives. Increases in base salary also serve to reward performance and recognize significant increases in the scope of an Executive’s position and responsibilities. Our philosophy is to set salaries for our Executives at the 50th percentile of the peer group’s salaries for executives with similar positions and responsibilities (with adjustments made to reflect the various sizes of the companies in such group). Changes to base salaries occur on a periodic basis that is generally at least twelve months after the most recent adjustment for the Executive. Base salary changes take into account market data for similar positions, the Executive’s experience and time in position, any changes in responsibilities and individual performance. Individual performance is determined by considering achievement against each Executive’s specific performance goals established at the beginning of each year. Generally, such individual performance goals are established to support the financial and operational goals established by the Board for the Company, and may include earnings before income taxes, depreciation, amortization and other non-cash charges (“EBITDA”), debt reduction, new product innovation targets, business unit revenue, profitability and cost-saving goals and certain more subjective goals such as improvement in culture, implementation of compliance initiatives and management effectiveness.

In 2012, the Committee approved base salary increases for the Executives ranging from zero to 6.0%, based upon each Executive’s performance, scope of position and market data for executives with similar positions and responsibilities. Such increases became effective as of July 1, 2012. Mr. Doss did not receive an increase in July 2012 because his salary increased to $515,000 effective January 1, 2012 in connection with his promotion to the position of Executive Vice President, Commercial Operations. The Board of Directors approved a 4.0% increase in Mr. Scheible’s base salary.

Management Incentive Plan

The purpose of the Management Incentive Plan (“MIP”) is to provide a meaningful short-term cash incentive that rewards the achievement of specified annual financial goals. For 2012, the financial measures used to set such financial goals or targets were EBITDA and cash flow before debt reduction.

Target Opportunities. The MIP payout at the target level for each Executive is set at a level that pays at the 50th percentile of peer group companies for Company performance at or above the 50th percentile of the peer group.

Performance Goals. Because we set target performance goals that we believe represent performance at or above the 50th percentile of our peer group (confirmed through historical analysis), achievement of such goals is designed to pay base salary plus short-term incentive at approximately the 50th percentile of the peer group. Should the Company fail to reach target goals, the MIP will pay out to a lesser degree. If the threshold goals are not met or the Company fails to meet any of its quarterly financial covenant measures during the year, no payout under the MIP is earned. Our performance goals for 2012 were EBITDA of $626.0 million (weighted at 50% in the calculation) and cash flow before debt reduction of $220.0 million (weighted at 50% in the calculation). Achieving these performance goals would present an opportunity for a MIP award at target. The payout for performance at 95% of our EBITDA and 90% of cash flow goals was set at 50% of target, and no payout would be earned for performance at or below 85% of our EBITDA and cash flow targets. The payout for performance at 105% or more of our EBITDA and 110% of cash flow goals (after appropriate accrual for the greater compensation expense) was set at a maximum of 200% of target.

Actual Short-Term Incentive Payouts for 2012. Actual short-term incentive payouts for 2012 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Based on the Company’s performance with respect to both its EBITDA and cash flow before debt reduction performance goals, the Committee and the Board of Directors approved payouts under the MIP at up to 150% of the target level, subject to adjustment.

Long-Term Incentives

The Company’s long-term incentive program has two elements: Service RSUs and Performance RSUs. Service RSUs make up one-third of the total long-term incentive value that the Company grants to its Executives and Performance RSUs make up two-thirds of such total value. The proportion of Performance RSUs granted is two-thirds of the total grant under the long-term incentive program in order to tie a larger percentage of the Executives’ compensation to Company performance. Both Service RSU and Performance RSU grants are intended to retain Executives during a multi-year vesting period, align the long-term interests of Executives with our stockholders and provide cash and stock compensation.

Service RSUs represent the right to receive one share of the Company’s common stock for each vested Service RSU granted. The Performance RSUs represent the right for each Executive to earn from 0% to 150% of his or her target award based upon the Company’s achievement of specific performance goals established for a three year performance period. For the grants made in 2010, at the end of the three-year performance period, the results for each year are averaged to determine the overall number of Performance RSUs earned. For the grants made in 2011 and 2012, the Company uses the results for the entire three-year performance period to determine the overall number of Performance RSUs earned. Service RSUs and Performance RSUs granted in 2010 are payable one-third in cash and two-thirds in shares of the Company’s common stock, while Service RSUs and Performance RSUs granted in 2011 and 2012 are payable solely in shares of the Company’s common stock.

Service RSUs and Performance RSUs granted under the long-term incentive program generally vest in full on the third anniversary of the date of grant (assuming the Executive has continued in his or her employment by the Company through such date). Upon death, disability, Retirement (as defined in the grant agreement) or involuntary termination without cause, a proportion of the RSUs equal to the number of full years completed between the grant date and the date employment ceases divided by three vests. In the event of a change of control (as defined in the Graphic Packaging Holding Company Amended and Restated 2004 Stock and Incentive Compensation Plan (the “2004 Plan”)), all Service RSUs and earned Performance RSUs vest in full. The number of Performance RSUs considered earned in the event of a change of control is determined based on actual performance for completed years and assumed target performance for any incomplete years of the performance period.

2012 Grants. In February 2012, the Company granted both Service RSUs and Performance RSUs to each Executive under the long-term incentive program. The total number of RSUs granted was set based on a value delivered as a percentage of salary formula. For the Performance RSUs, the performance goals are achievement of EBITDA and return on invested capital. Each performance goal is weighted in the calculation of the Company’s annual achievement at 50%.

Health and Welfare Benefit Plans

The purposes of the Company’s welfare benefit plans are to attract and retain Executives and other employees. Executives participate in employee benefit plans available to all salaried employees, including medical, dental, accidental death and dismemberment, business travel accident, prescription drug, life and disability insurance. Continuation of welfare benefits for a limited time may occur as part of severance upon certain terminations of employment.

Perquisites

The Company generally does not provide perquisites to its Executives other than in connection with Company-requested relocation.

Retirement Benefits

The Company provides retirement benefits to attract and retain qualified employees and Executives, and to provide market competitive income replacement for retirement. Executives and all other employees who meet certain service requirements are eligible to participate in one of the Company’s 401(k) Plans, which are qualified defined contribution plans under the rules of the Internal Revenue Service (“IRS”). No employees hired on or after January 1, 2008, including executives of the Company, are eligible to participate in the Company’s defined benefit pension plans; these employees are eligible for an annual supplemental contribution by the Company to their 401(k) account equal to 3% of eligible earnings.

In 2011, the Company implemented a deferred compensation and 401(k) restoration plan that permits Executives and other eligible senior employees to contribute to and receive contributions from the Company on a basis that would be commensurate with other employees as a percent of pay. This plan, the Graphic Packaging International, Inc. Non-Qualified Deferred Compensation Plan (the “NQDCP”), permits participants to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. The plan offers investment options that generally mirror those available under the Company’s 401(k) Plans. Annually, the Company makes a 401(k) restoration matching contribution on behalf of those participants who do not participate in or receive future service accruals under the Company’s defined benefit pension plans equal to a percentage of their annual deferral amount divided by compensation over the annual IRS limit, up to a maximum of 4%. The Company also makes a supplemental contribution equal to 3% of eligible pay over the annual IRS limit for those Executives and senior executives of the Company who do not participate in or receive future service accruals to one of the Company’s defined benefit pension plans or supplemental retirement plans. The NQDCP also provides an employer contribution equal to 3% of total pay for eligible senior executives who do not participate in one of the Company’s defined benefit pension plans.

Executives and all other employees hired before January 1, 2008, participate in either the Riverwood International Employees Retirement Plan or the Graphic Packaging Retirement Plan and the Graphic Packaging Excess Benefit Plan (together, the “Pension Plans”). In addition, some senior executives, including the Executives, participate in either the Riverwood International Supplemental Retirement Plan or the Graphic Packaging Supplemental Retirement Plan (together, the “Supplemental Plans”). Mr. Scheible and Mr. Doss participated in the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Plan until January 1, 2005, the date they transferred into the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. The Supplemental Plans provide a benefit based upon compensation that exceeds the limits set by the IRS for the Pension Plans and makes total retirement benefits under the Company’s defined benefit plans for the Executives commensurate with those available to other employees as a percent of pay. As of June 30, 2011, the Company froze the Pension Plans and the Supplemental Plans and no longer makes pension contributions for future service on behalf of any employee who was not at least 50 years old with five years of completed service to the Company as of such date. The Company will continue to make pension contributions and accruals to the Supplemental Plans on behalf of all of the Executives except Mr. Doss and Mr. Scherger. Effective July 1, 2012, the Company changed the formula used to calculate Mr. Scheible’s pension benefit to increase the benefit from the sum of (i) 0.9% of Average Final Salary up to Covered Compensation plus (ii) 1.4% of Average Final Salary in excess of Covered Compensation, multiplied by his years of credited service, to 2.0% of his Average Final Salary multiplied by his years of credited service. Average Final Salary is the average of the highest four consecutive years of pensionable earnings during the last ten years of service and Covered Compensation is the 35-year average of the Social Security Wage Bases ending with the calendar year in which he attains Social Security Retirement Age. Such pension benefit is reduced by amounts payable under the Company’s other qualified and nonqualified pension plans. All other terms applicable to the calculation of Mr. Scheible’s pension benefit remained the same. Additional information about the Pension Plans and the Supplemental Plans is provided under the Pension Benefits at 2012 Fiscal Year-End table.

Employment Agreements and Potential Payments on Termination

The Company’s senior executives have employment agreements with generally uniform provisions, including non-competition and non-solicitation covenants as well as claims releases and severance provisions. The employment agreements specify current position, base salary and aggregate annual bonus opportunity (as a percentage of base salary) for each Executive, as well as severance arrangements under different circumstances. Executives may receive severance benefits if they are terminated involuntarily or terminate voluntarily for Good Reason (as defined below) within 30 days of the Good Reason event. The Executive must deliver written notice of intention to terminate for Good Reason, specifying the applicable provision, and provide the Company a reasonable opportunity to cure. The Good Reason provision in the agreements was designed to equalize the treatment of voluntary terminations for Good Reason with involuntary terminations without cause. Doing so enables the contracts to fulfill their purpose of promoting retention during times of uncertainty and transition. “Good Reason” as defined in the agreements includes material reduction in position, responsibilities or duties, failure by the Company to obtain the assumption of the agreement by a successor company, reduction in base salary (unless the reduction does not exceed 10% and is applied uniformly to all similarly situated executives), breach of agreement or mandatory relocation (other than in connection with promotion) of more than 50 miles.

For Mr. Scheible, the severance benefit is two times base salary, and for Messrs. Blount, Doss, Hellrung and Scherger, it is one times base salary. Executives also receive welfare benefits for one year after termination and a pro-rata bonus payout (which is doubled for Mr. Scheible). In addition, if an Executive is separated from service without cause or for Good Reason within one year of a change in control, the Executive receives (i) an additional 1/2 year of base salary (one year for Mr. Scheible) and (ii) a bonus equal to the Executive’s target level bonus for the year in which the separation occurs (assuming that all performance targets had been achieved) multiplied by 1.5 (multiplied by 2 for Mr. Scheible).

The agreements are discussed in more detail under Employment Agreements and Termination of Employment Arrangements.

In addition to the change in control provisions in the employment agreements, the award agreements for Service RSUs and Performance RSUs granted under the 2004 Plan in 2008 through 2012 provide for accelerated vesting and payout in the event of a change in control. A “change-in-control” means any of the following events:

•

The acquisition by any person of beneficial ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, except if such acquisition is by a person who, prior to such acquisition, is the beneficial owner of thirty percent (30%) or more of such securities, or if such acquisition is by any employee benefit plan or related trust, or if such acquisition is by a stockholder who is party to the Riverwood Holding, Inc. Stockholders Agreement dated March 25, 2003.

•

Individuals of the incumbent Board (other than those whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Company) do not constitute at least a majority of the Board.

•	Consummation of a reorganization, merger or consolidation to which the Company is a party unless (i) all or substantially all of the individuals and entities who were the Beneficial Owners of the

Company’s outstanding securities prior to such transaction beneficially own more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the transaction, and (ii) no person (excluding successors to current stockholders or any employee benefit plan or related trust) beneficially owns thirty percent (30%) or more of the combined voting power of the then outstanding voting securities, except to the extent that such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the resulting entity were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such reorganization, merger or consolidation.

•	The sale, transfer or disposition of all or substantially all of the assets of the Company; or,

•	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

The forgoing events were chosen to trigger the vesting and payout of RSUs under the 2004 Plan because they constitute a fundamental change in the ownership or control of the Company, which materially alters the prospects and future of the Company and, therefore, the employment conditions and opportunities for the members of management who receive RSUs. Under the grant agreements used in 2009 through 2012 all Service RSUs and earned Performance RSUs vest in full.

In addition, the following provisions would affect options granted under the Company’s equity compensation plans in the event of a change-in-control:

•

The 2004 Plan provides that if a participant’s employment is terminated for any reason except cause within six months prior to a change-in-control or within twelve months subsequent to such change-in-control, the participant will have until the earlier of (i) twelve months following such termination, or (ii) expiration of the options, to exercise such options.

•

The 2003 Riverwood Holding, Inc. Long-Term Incentive Plan provides that outstanding options will be either cancelled in exchange for a payment in cash of an amount equal to (i) the excess of the value assigned to shares in the transaction constituting the change-in-control over (ii) the exercise price, or exchanged for an alternative award with substantially equivalent economic value.

•	The Graphic Packaging Equity Incentive Plan provides only for full vesting of stock options and other awards upon a change-in-control.

Timing of Compensation

Base salary adjustments are generally approved at the first Committee and Board meeting of the year and may take effect at various times over the course of the year. Our policy is that awards of equity compensation are made only at regularly scheduled meetings of the Board of Directors (except for new-hire grants) and that the date of grant is the date upon which the Board of Directors approves the grant.

Tax Issues

Favorable accounting and federal corporate income tax treatment of the various elements of our compensation program is a consideration in its design, but because of the Company’s large net operating loss carry-forwards, which are expected to offset the Company’s federal income tax obligations for several years and because the Committee’s policy is to maximize long-term stockholder value, it is not the sole consideration. Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of certain items of compensation to each of the Executives (or, the “covered employees,” for Code Section 162(m) purposes) to $1,000,000 annually, unless the compensation qualifies as performance-based compensation exempt from the $1,000,000 limitation. Long-term incentives may be structured so as to qualify for the performance-based exception described above. We will continue to monitor the levels of compensation of our Executives and to consider whether other action should be taken in order to ensure deductibility of compensation payable to them, although we reserve the right to award compensation that is not deductible under Code Section 162(m) if we determine it to be in the best interests of the Company and our stockholders to do so.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid to or earned by the Company’s Principal Executive Officer (Mr. Scheible), Principal Financial Officer (Mr. Blount) and the Company’s three other most highly paid executive officers in 2012 (collectively, the “Named Executive Officers”) for each of the three fiscal years ended December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
David W. Scheible	2012	964,475	—	4,247,094	1,736,055	2,267,492	10,000	(3)	9,225,116
President and Chief Executive Officer	2011	922,775	—	4,010,987	627,487	843,362	9,800		6,414,411
	2010	900,000	—	3,332,977	900,000	764,678	9,800		5,907,455

Daniel J. Blount	2012	512,500	—	1,234,092	645,750	522,292	10,000	(3)	2,924,634
Senior Vice President and Chief Financial Officer	2011	501,200	—	1,379,826	238,571	488,558	9,800		2,617,955
	2010	492,500	—	1,129,097	344,750	288,266	9,800		2,264,413

Michael P. Doss	2012	515,000	—	1,252,576	695,250	177,785	182,361	(4)	2,822,972
Executive Vice President, Commercial Operations	2011 2010	472,850 463,500	— —	1,115,805 946,400	165,498 308,228	249,711 218,694	9,800 9,800		2,013,664 1,946,622

Stephen A. Hellrung	2012	421,375	—	731,535	455,085	190,335	10,000	(3)	1,808,330
Senior Vice President, General Counsel and Secretary	2011 2010	413,100 409,000	— —	814,353 841,475	168,545 245,400	234,569 227,841	9,800 9,800		1,640,367 1,733,516

Stephen R. Scherger	2012	356,250	—	863,113	349,125	—	1,000,000	(5)	2,568,488
Senior Vice President, Consumer Packaging Division

(1)

Amounts shown in this column represent the aggregate fair value of restricted stock units (“RSUs”) as of the date of grant, computed in accordance with FASB ASC Topic 718. The value of RSUs subject to performance conditions is shown assuming performance occurs at target level.

(2)	The amounts set forth in this column reflect the aggregate increase in the present value of each of the Named Executive Officers’ respective accumulated benefits under our pension plans.
(3)	The amount shown represents matching contributions to the Company’s 401(k) Plan.
(4)

The amount shown includes: (i) $17,500 of Company matching and supplemental contributions to the Company’s 401(k) Plan; (ii) $128,837 of relocation benefits paid to or on behalf of Mr. Doss; (iii) $5,545 of tax reimbursements related to relocation benefits; and (iv) $30,479 of Company contributions to the Non-Qualified Deferred Compensation Plan.

(5)	The amount shown in this column represents a one-time special Company contribution to the Non-Qualified Deferred Compensation Plan in accordance with Mr. Scherger’s Employment Agreement.

The following table sets forth information regarding the grants of annual cash incentive compensation and RSUs during 2012 to the Named Executive Officers.

Grants of Plan-Based Awards in Fiscal 2012

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)
David W. Scheible	2/17/2012	0	964,475	1,928,950	262,652	787,958	1,050,611	4,247,094
President and Chief Executive Officer

Daniel J. Blount	2/16/2012	0	358,750	717,500	75,758	227,273	303,031	1,234,092
Senior Vice President and Chief Financial Officer

Michael P. Doss	2/16/2012	0	386,250	772,500	76,892	230,677	307,570	1,252,576
Executive Vice President, Commercial Operations

Stephen A. Hellrung	2/16/2012	0	252,825	505,650	44,907	134,721	179,628	731,535
Senior Vice President, General Counsel and Secretary

Stephen R. Scherger	4/01/2012	0	332,500	665,000	156,361	156,361	156,361	863,113
Senior Vice President, Consumer Packaging Division

(1)	The amounts set forth in these columns reflect the threshold, target and maximum cash payments that could have been earned during 2012 under the MIP.
(2)

Amounts in this column represent the number of Service-Based RSUs granted to each of the Named Executive Officers in 2012. Such RSUs generally vest and become payable on the third anniversary of the date of grant if the Named Executive Officer has continued his employment with the Company through such date.

(3)

Amounts in this column represent the number of Service-Based RSUs granted to each of the Named Executive Officers plus the number of Performance-Based RSUs granted to each of the Named Executive Officers. The number of Performance-Based RSUs is shown assuming Company performance at the target levels under the 2012 long term incentive program (the “LTIP”)

(4)

Amounts in this column represent the number of Service-Based RSUs and Performance-Based RSUs granted to each of the Named Executive Officers, with the number of Performance-Based RSUs adjusted to reflect maximum payout under the 2012 LTIP, which is 150% of the target level grant.

(5)	Amounts in this column were calculated assuming payout of the Performance-Based RSUs at the target level.

Additional Information regarding the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2011 Table

Salary. The amounts shown as salaries in the Summary Compensation Table for 2012 represent amounts actually paid during 2012 and may not be the same as current base salary levels. The salaries shown include amounts contributed to the Company’s Non-Qualified Deferred Compensation Plan by the Executive.

Non-Equity Incentive Plan Compensation. The Company’s MIP is designed to provide short-term incentive awards based upon the accomplishment by the Company of performance goals established at the beginning of each year. Awards are paid in cash during the first quarter of the following year.

Option/Stock Appreciation Rights Grants in 2012. During 2012, none of the Named Executive Officers received grants of stock options or stock appreciation rights.

Stock Awards. In 2012, the Compensation and Benefits Committee and the Board approved grants of RSUs under the 2004 Plan to our Named Executive Officers. These grants were made up of Service RSUs (1/3 of total grant) and Performance RSUs ( 2/3 of total grant). The number of shares paid out pursuant to the Performance RSUs is determined by the accomplishment of certain performance metrics established by the Board of Directors. Specifically, the performance metrics were earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three-year period ending December 31, 2014 (50% weight) and return on invested capital for the three-year period ending December 31, 2014 (50% weight). The RSUs vest on the third anniversary of the date of grant and are payable in shares of the Company’s common stock.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation column of the Summary Compensation Table represent only the aggregate increase in the present value of accumulated benefits under our Pension Plans and Supplemental Plans.

The following table sets forth each outstanding award of stock options or RSUs held by the Named Executive Officers at the end of fiscal 2012. All stock options held by the Named Executive Officers are fully vested.

Outstanding Equity Awards at 2012 Fiscal Year-End

Name and Principal Position	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David W. Scheible	163,710	7.56	08/08/2013	2,476,330	15,997,092
President and Chief Executive Officer

Daniel J. Blount	74,879	6.57	08/08/2013	807,802	5,218,401
Senior Vice President and Chief Financial Officer

Michael P. Doss	0	N/A	N/A	709,389	4,582,653
Executive Vice President, Commercial Operations

Stephen A. Hellrung	200,000	6.57	10/06/2013	525,979	3,397,824
Senior Vice President, General Counsel and Secretary	200,000	4.82	10/06/2013

Stephen R. Scherger	0	N/A	N/A	156,361	1,010,092
Senior Vice President, Consumer Packaging Division

During 2012, none of the Named Executive Officers had any stock options vest. Each of the Named Executive Officers except Mr. Scherger had one grant of RSUs that vested during 2010 and became payable on May 21, 2012. Each of the Named Executive Officers except Mr. Scherger also had grants of RSUs made in 2009 vest and become payable on March 4, 2012.

2012 Option Exercises and Stock Vested Table

	Stock Awards
Name and Principal Position	No. of Shares Acquired on Vesting	Value Realized on Vesting ($)
David W. Scheible	1,537,390	8,195,438
President and Chief Executive Officer

Daniel J. Blount	472,919	2,520,452
Senior Vice President and Chief Financial Officer

Michael P. Doss	432,147	2,304,738
Executive Vice President, Commercial Operations

Stephen A. Hellrung	393,750	2,098,166
Senior Vice President, General Counsel and Secretary

Stephen R. Scherger	—	—
Senior Vice President, Consumer Packaging Division

Pension Benefits at 2012 Fiscal Year-End

Name and Principal Position	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David W. Scheible(2) President and Chief Executive Officer	Riverwood International Employees Retirement Plan	13		655,099	0
	Riverwood International Supplemental Retirement Plan	13		4,006,160	0
	Graphic Packaging Retirement Plan	5	(3)	141,958	0
	Graphic Packaging Supplemental Retirement Plan	5	(3)	182,480	0

Daniel J. Blount(2) Senior Vice President and Chief Financial Officer	Riverwood International Employees Retirement Plan	14		1,185,046	0
	Riverwood International Supplemental Retirement Plan	14		1,364,804	0

Michael P. Doss Executive Vice President, Commercial Operations	Riverwood International Employees Retirement Plan	11		241,209	0
	Riverwood International Supplemental Retirement Plan	11		585,498	0
	Graphic Packaging Retirement Plan	5	(3)	101,786	0
	Graphic Packaging Supplemental Retirement Plan	5	(3)	8,325	0

Stephen A. Hellrung Senior Vice President, General Counsel and Secretary	Riverwood International Employees Retirement Plan	9		537,445	0
	Riverwood International Supplemental Retirement Plan	9		560,548	0

Stephen R. Scherger Senior Vice President, Consumer Packaging Division		0		0	0

(1)

The valuation method and assumptions used in calculating the present value of the accumulated benefits are set forth in Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)

Mr. Scheible and Mr. Blount are eligible for early retirement under both the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan. Both plans require participants to be at least age 55 and have 10 years of service in order to be eligible for early retirement.

(3)

Mr. Scheible and Mr. Doss were transferred to the Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan as of January 1, 2005. Benefit service was frozen on December 31, 2004 for both the Graphic Packaging Retirement Plan and the Graphic Packaging Supplemental Retirement Plan. Mr. Doss’ benefit service for the Riverwood International Employees Retirement Plan and the Riverwood International Supplemental Retirement Plan was frozen as of June 30, 2011.

Additional Information regarding the Pension Benefits at 2012 Fiscal Year-End Table

The Riverwood International Employees Retirement Plan and Riverwood International Supplemental Retirement Plan. All U.S. salaried employees hired prior to January 1, 2008, who satisfied the service eligibility criteria and who were not participants in the Graphic Packaging Retirement Plan (the “GPIC Retirement Plan”)

are participants in the Riverwood International Employees Retirement Plan (the “Employees Retirement Plan”). Pension benefits under this plan are limited in accordance with the provisions of the Code governing tax-qualified pension plans. The Company also maintains the Riverwood International Supplemental Retirement Plan for participants in the Employees Retirement Plan that provides for payment to participants of retirement benefits equal to the excess of the benefits that would have been earned by each participant had the limitations of the Code not applied to the Employees Retirement Plan and the amount actually earned by such participant under such plan. Service benefits were frozen under the plan for all participants other than those who were 50 years old and had 5 years of service (the “Grandfathered Participants”) as of June 30, 2011. Messrs. Scheible, Blount and Hellrung are each Grandfathered Participants in these pension plans. Benefits under the Riverwood International Supplemental Retirement Plan are not pre-funded; such benefits are paid by the Company.

Annual remuneration, defined as “Salary” in the Employees Retirement Plan, includes annual salary paid, amounts paid as bonuses under the annual incentive compensation plan and certain other bonus awards, but excludes payments in lieu of perquisites and payments under any equity incentive plan or long-term incentive plan.

As of December 31, 2012, Messrs. Scheible, Blount, Doss and Hellrung had the completed years of credited service set forth above in the Pension Benefit Table. Estimated benefits have been calculated on the basis of a straight-life annuity form of payment and are not subject to a reduction to reflect the payment of Social Security benefits or other offset amounts. The years of service calculated for Mr. Scheible and Mr. Doss include years of service credited under the GPIC Retirement Plan described below. Mr. Scheible and Mr. Doss participated in the GPIC Retirement Plan until January 1, 2005 when they were transferred into the Employees Retirement Plan.

GPIC Retirement Plan. The Company’s U.S. salaried employees who (i) were previously employed by Graphic Packaging International Corporation (“GPIC”), (ii) satisfied the service eligibility criteria and (iii) do not participate in the Employees Retirement Plan participate in the GPIC Retirement Plan. Pension benefits under the GPIC Retirement Plan are limited in accordance with the provisions of the Code governing tax qualified pension plans. GPIC also maintained the Graphic Packaging Supplemental Retirement Plan that provided the benefits that were not payable from the qualified retirement plan because of limitations under the Code. None of the Company’s Named Executive Officers participated in the GPIC Retirement Plan during 2012.

Deferred Compensation. In 2011, the Company implemented a nonqualified deferred compensation plan to which Executives and other eligible senior employees may defer a portion of their annual base salary and/or payment under the MIP, and to which the Company may also make additional contributions. Contributions to this plan, the Graphic Packaging International, Inc. Non-Qualified Deferred Compensation Plan (the “NQDCP”), were first made during 2012. The NQDCP permits participants to defer and contribute from 1% to 50% of their base salary and up to 100% of their payment under the MIP to the plan. The NQDCP offers deemed investment options that generally mirror those available under the Company’s 401(k) plans. The Company may, in its discretion, make contributions to the NQDCP, such as 401(k) restoration matching contributions and other supplemental contributions for Executives and eligible senior employees who do not participate in or receive future service accruals to one of the Company’s defined benefit pension plans and/or supplemental retirement plans. NQDCP distributions will be made or commence on the earlier of the six month anniversary of a participant’s separation from service with the Company, a change in control of the Company or, if elected by the participant, on a specified date. Payment will be made in a lump sum or in annual installments (up to 10) as elected by the participant.

Nonqualified Deferred Compensation

Name and Principal Position	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last FYE ($)
David W. Scheible	0	0	0	0	0
President and Chief Executive Officer

Daniel J. Blount	0	0	0	0	0
Senior Vice President and Chief Financial Officer

Michael P. Doss	25,750	30,479	2,197	0	58,426
Executive Vice President, Commercial Operations

Stephen A. Hellrung	0	0	0	0	0
Senior Vice President, General Counsel and Secretary

Stephen R. Scherger	0	1,000,000	56,762	0	1,056,762
Senior Vice President, Consumer Packaging Division

(1)	These amounts were also included in “Salary” for 2012 in the Summary Compensation Table.
(2)	These amounts were also reported in “All Other Compensation” for 2012 in the Summary Compensation Table.

The following table provides information as of December 31, 2012, with respect to the Company’s compensation plans under which equity securities are authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity compensation plans approved by stockholders(1)	15,218,517	(2)	8.01	18,158,204
Equity compensation plans not approved by stockholders	—		—	—
Total	15,218,527	(2)	8.01	18,158,204

(1)

These plans are the 2004 Plan, the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan (the “2003 LTIP”) and the Graphic Packaging Equity Incentive Plan (the “EIP”). The 2003 LTIP and the EIP have been amended to provide that no additional awards will be granted thereunder.

(2)	Includes an aggregate of 2,751,163 stock options, 12,318,161 RSUs and 149,203 shares of phantom stock.
(3)	Weighted-average exercise price of outstanding options; excludes RSUs and shares of phantom stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Employment Agreements

In late 2009, each of the Named Executive Officers other than Mr. Scherger entered into an employment agreement with the Company and its wholly-owned subsidiary, Graphic Packaging International, Inc. Mr. Scherger entered into an employment agreement with the Company and Graphic Packaging International, Inc. in April 2013. These agreements have generally uniform provisions, including non-competition and non-solicitation covenants, claims releases and severance provisions, as well as provisions intended to insure compliance with Code Section 409A and an additional severance benefit in the event of a change in control of the Company.

Pursuant to the employment agreements, each of the Named Executive Officers serves in the capacity shown beside his name in the table set forth below. Each of the agreements has an initial term of one year beginning on the date of execution of the agreement and then automatically extends upon the same terms and conditions for an additional period of one year until terminated by the Company or the Named Executive Officer.

Each of the agreements provides for the minimum base salary and for each Named Executive Officer’s participation in the Company’s incentive compensation programs for senior executives at a level commensurate with his position and duties with the Company and based on such performance targets as may be established from time to time by the Company’s Board of Directors or a committee thereof. Each Named Executive Officer has an initial annual target bonus opportunity equal to the percentage of base salary set forth in the table below.

Each of the agreements specifies that during the Named Executive Officer’s employment, the Company shall provide certain employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs of the Company then available to its senior executives. The executives shall also be entitled to participate in all of the Company’s profit sharing, pension, retirement, deferred compensation and savings plans applicable to senior executives, as such plans may be amended and in effect from time to time.

In the event that the Named Executive Officer’s employment is terminated due to a disability that prevents the performance by the Named Executive Officer of his duties for a period of six months or longer, the Company shall pay the Named Executive Officer’s full base salary through the date of termination. In the case of termination due to death, the Company will pay the Named Executive Officer’s full base salary for the payroll period in which death occurs, plus an additional one month’s salary. In addition to base salary payments, a Named Executive Officer terminated due to disability or death will receive a pro-rated bonus for the portion of the calendar year in which the Named Executive Officer’s termination of employment occurs, assuming target performance by the Company under applicable performance metrics.

In the event that the Company terminates a Named Executive Officer’s employment without cause, or a Named Executive Officer terminates his employment for good reason, the agreements provide for severance of:

•	base salary and welfare benefits for a period ending on the first anniversary of the date of termination (on the second anniversary with respect to Mr. Scheible);

•

a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance metrics had been achieved as of the date of termination (multiplied by two with respect to Mr. Scheible); and

•	outplacement and career counseling services with a value not in excess of $25,000.

If the Company terminates a Named Executive Officer’s employment without cause, or a Named Executive Officer terminates his employment for good reason within one year of a change in control, the Named Executive Officer will also receive:

•	an additional 1/2 year’s base salary (one year with respect to Mr. Scheible); and

•

an incentive bonus for the year in which termination occurs equal to such Named Executive Officer’s incentive bonus opportunity at target level and assuming that all performance metrics had been achieved multiplied by 1.5 (multiplied by two with respect to Mr. Scheible).

Each of the agreements provides that the Named Executive Officer may not work for specific competitors of the Company for a period of one year after his employment terminates. Each of the Named Executive Officers is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company’s relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment.

Specific current terms for each of the Named Executive Officers are set forth below:

Name and Principal Position	Annual Base Salary ($)	Annual Target Bonus (%)
David W. Scheible	983,372	100%
President and Chief Executive Officer

Daniel J. Blount	517,548	70%
Senior Vice President and Chief Financial Officer

Michael P. Doss	515,000	75%
Executive Vice President, Commercial Operations

Stephen A. Hellrung	425,544	60%
Senior Vice President, General Counsel and Secretary

Stephen R. Scherger	475,000	70%
Senior Vice President, Consumer Packaging Division

Potential Payments Upon Termination

The table below reflects the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment was terminated (i) because of death or disability, (ii) by the Company without cause or by the Named Executive Officer for good reason (as described in such Named Executive Officer’s employment agreement), or (iii) by the Company without cause or by the Named Executive Officer for good reason within one year following a change in control of the Company, in each such case as of December 31, 2012, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment and benefits available to all salaried employees, such as distributions under the Company’s 401(k) Plans and any accrued vacation pay. These benefits are also in addition to the benefits described above in the Pension Benefits at Fiscal Year-End 2012 Table.

In the event that a Named Executive Officer is terminated for cause, no cash severance is payable and the Named Executive Officer forfeits all unvested equity awards. In addition, no continued welfare benefits or outplacement services are provided to the Named Executive Officer.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of an executive’s actual separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the maximum payouts under any incentive plans and the executive’s age.

	Death & Disability(1)			Termination Without Cause or for Good Reason(2)(3)			Termination following a Change in Control(3)
Name and Principal Position	Cash ($)	Equity ($)	Total ($)	Cash ($)	Equity ($)	Total ($)	Cash ($)	Equity ($)	Total ($)
David W. Scheible	983,372	5,629,242	6,612,614	3,933,488	5,629,242	9,562,730	6,883,604	15,997,092	22,880,696
President and Chief Executive Officer
Daniel J. Blount	362,284	1,925,440	2,287,724	879,832	1,925,440	2,805,272	1,682,031	5,218,401	6,900,432
Senior Vice President and Chief Financial Officer
Michael P. Doss	386,250	1,596,914	1,983,164	901,250	1,596,914	2,498,164	1,738,125	4,582,653	6,320,778
Executive Vice President, Commercial Operations
Stephen A. Hellrung	255,326	1,673,835	1,929,161	680,870	1,673,835	2,354,705	1,276,632	3,725,824	5,002,456
Senior Vice President, General Counsel and Secretary
Stephen R. Scherger	332,500	—	332,500	807,500	—	807,500	1,543,750	1,010,092	2,553,842
Senior Vice President, Consumer Packaging Division

(1)

In addition to the amounts shown, in the event that the Named Executive Officer’s employment is terminated upon his death, such Named Executive Officer receives his base salary for the remainder of the pay period in which his death occurs and for one month thereafter at the salary level in effect at the time of termination.

(2)

In the event that the Named Executive Officer’s employment is terminated because of his retirement or early retirement, such Named Executive Officer receives the same equity payout as if he had terminated his employment for good reason.

(3)

In addition to the amounts shown, each Named Executive Officer receives life, medical, dental and prescription drug benefits for one year following the date of termination (two years with respect to Mr. Scheible), as well as outplacement and career counseling services with a cost up to $25,000. The maximum annual amount of such continued benefits for 2013 for each of the Named Executive Officers is:

David W. Scheible	$41,257
Daniel J. Blount	$39,798
Michael P. Doss	$39,789
Stephen A. Hellrung	$34,865
Stephen R. Scherger	$39,664

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board recognizes that Related Party Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In March 2007, the Board of GPC delegated authority to the Audit Committee to review and approve Related Party Transactions, and the Audit Committee of GPHC has adopted a Policy Regarding Related Party Transactions.

The Policy Regarding Related Party Transactions defines a “Related Party Transaction” as any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest, other than an interest that arises solely as a result of being a director or beneficial owner of less than 10% of another entity. The policy defines a “Related Party” as any (a) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (b) any beneficial owner of more than 5% of the Company’s common stock, (c) an immediate family member of any of the foregoing, or (d) any firm, corporation or other entity in which any of the foregoing is employed, is a principal or serves in a similar position, or has a beneficial ownership of more than 5%.

The Policy Regarding Related Party Transactions provides that the Audit Committee shall review all of the material facts and circumstances of all Related Party Transactions and either approve, ratify or disapprove of the entry into the Related Party Transaction. In determining whether to approve a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the benefits to the Company, the extent of the Related Party’s interest in the transaction, and if the Related Party is a director or a nominee for director, the impact on such director’s independence. The policy provides that certain Related Party Transactions, including certain charitable contributions, transactions involving competitive bids and transactions in which all stockholders receive proportional benefits, are pre-approved and do not require an individual review by the Audit Committee.

You may find a copy of the Policy Regarding Related Party Transactions on the Company’s website at www.graphicpkg.com in the Investor Relations section under Corporate Governance.

Stockholders Agreement

On July 9, 2007 certain entities that would become significant stockholders of GPHC after the completion of the combination of the businesses of GPC and Altivity Packaging, LLC (the “Altivity Transaction”) entered into the Stockholders Agreement, which became effective upon completion of the Altivity Transaction. These Covered Stockholders are certain Coors family trusts and the Adolph Coors Foundation (the “Coors Family Stockholders”), the CD&R Fund, Old Town and the TPG Entities. The parties made agreements that, among other things: (i) provided the Covered Stockholders certain rights to designate members of GPHC’s Board of Directors; (ii) restricted the ability of the Covered Stockholders to transfer their shares of GPHC common stock; and (iii) limited the Covered Stockholders from acquiring additional shares of GPHC common stock and from taking certain other actions with respect to GPHC. The Stockholders Agreement terminated on July 9, 2012.

Registration Rights Agreement

On July 9, 2007, GPHC, and the Coors Family Stockholders, the CD&R Fund, Old Town, the TPG Entities and certain other anticipated stockholders of GPHC entered into a Registration Rights Agreement.

Such Registration Rights Agreement became effective immediately upon the completion of the Altivity Transaction. The Registration Rights Agreement provides that 180 days following the closing, the stockholder parties to the agreement representing 10% of the number of outstanding shares of GPHC (for the first two requests) and 5% at all times thereafter (which percentage drops to 3% to the extent the stockholder has held less than 5% for more than 180 days prior to the request), may request on one or more occasions that GPHC prepare and file a registration statement (including, except as to the initial registration, a shelf registration statement pursuant to Rule 415 under the Securities Act, providing for an offering to be made on a continuous basis, if so requested and if GPHC is eligible to use Form S-3) relating to the sale of their GPHC common stock. Notwithstanding the previous sentence, the first request must be made by at least two of four of the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities, although only one of such four stockholders actually need offer its shares, and the first registration and offering must be a marketed underwritten offering.

Upon receipt of such a request, GPHC is required to promptly give written notice of such requested registration to all holders of registrable securities under the Registration Rights Agreement and, thereafter, to use its reasonable best efforts to effect the registration under the Securities Act of all registrable securities which it has been requested to register pursuant to the terms of the Registration Rights Agreement. GPHC is not required to effect a registration requested by the stockholder parties for 180 days after the effectiveness of the registration statement for the first registration effected pursuant to such a request. In all cases, GPHC’s obligations to register the registrable securities are subject to the minimum and maximum offering size limitations set forth below.

The stockholder parties have the right to request that any offering requested by them under the Registration Rights Agreement be an underwritten offering. In such case, the requesting stockholder parties by majority of shares requested to be included in the registration will have the right to select one or more underwriters to administer the requested offering, subject to approval by the finance committee (described below), which shall not be unreasonably withheld.

With respect to the first two requests to effect a registration, GPHC will not be required to effect such registration if such requests relate to less than 10% of the outstanding shares of common stock. Any request for registration after the first two requests will be subject to a minimum offering size of 5% of the outstanding shares of GPHC common stock.

If the stockholder parties request registration of any of their shares of GPHC common stock, GPHC is required to prepare and file a registration statement with the SEC as soon as possible, and no later than 60 days after receipt of the request (45 days in the case of a Form S-3 registration statement), subject to the right of GPHC and the finance committee described below to delay such filing.

GPHC is permitted to postpone an offering for a reasonable time period that does not exceed 60 days if the GPHC Board of Directors determines that the offering would reasonably be expected to materially adversely affect or materially interfere with a material financing of GPHC or a material transaction under consideration by GPHC or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which could materially adversely affect GPHC, subject to certain limitations.

If GPHC is participating in a sale with other stockholders who have requested registration and GPHC and holders of a majority of the shares requesting registration determine that the offering should be limited due to market conditions, GPHC is permitted to include no more than 25% of its shares in the total number of shares of GPHC common stock being offered in such offering.

Incidental Registration Rights. In the event that GPHC proposes to register equity securities, subject to certain limitations, GPHC is required to promptly give written notice of such proposed registration to all holders of registrable securities (as defined below). Under certain circumstances, GPHC will be obligated to include in such registration the securities of such stockholders desiring to sell their GPHC common stock. If GPHC is advised by the managing underwriters (or, in connection with an offering that is not underwritten, by an investment banking firm of nationally recognized standing involved in such offering) that the offering should be limited due to market conditions, securities being sold by GPHC will have priority in being included in such registration.

Fees and Expenses. GPHC is generally obligated to pay the expenses related to such registrations, except in the cases where stockholders requesting registration have refused to proceed with the transaction.

Finance Committee. Under the terms of the Registration Rights Agreement, GPHC and the GPHC stockholders party thereto will create a finance committee which will initially consist of two representatives designated by the TPG Entities, the Chief Executive Officer of GPHC, and one representative of each of the Coors Family Stockholders, the CD&R Fund and Old Town. Each party’s right to membership on the finance committee ends at the same time as its right to nominate members of the GPHC Board of Directors ends under the Stockholders Agreement. The finance committee will have the authority to specify reasonable limitations on a registration or offering requested pursuant to the Registration Rights Agreement, including setting the maximum size of the registration or offering, the timing of registration or offering, the underwriters and the plan of distribution. Notwithstanding the foregoing, the finance committee does not have the authority to delay a proposed registration or offering for more than three months, subject to certain further limitations.

Termination. The Registration Rights Agreement will terminate on the earliest to occur of its termination by unanimous consent of the parties thereto, the date on which no shares of GPHC common stock subject to the agreement are outstanding, or the dissolution, liquidation or winding up of GPHC.

2010 Amendment. Effective July 1, 2010, the Registration Rights Agreement was amended to remove certain trusts from the definition of Coors Family Stockholders. The amendment did not otherwise materially affect the terms of the agreement.

2012 Offering. On December 18, 2012, pursuant to the Registration Rights Agreement, the Company completed a secondary public offering of 18.5 million shares of its common stock held by the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities at an initial offering price to the public of $6.10 per share. On December 22, 2012, the sale of an additional 2.8 million shares pursuant to the underwriter’s overallotment option was completed.

Share Repurchase. In connection with the secondary offering described above, the Company concurrently repurchased approximately 49.2 million shares of its common stock from the selling stockholders. The repurchased shares were subsequently retired by the Company. To finance the share repurchase, the Company entered into an amendment to its existing credit agreement to provide for an incremental $300 million term loan.

The CD&R Fund

The CD&R Fund is a private investment fund managed by CD&R. The general partner of the CD&R Fund is Associates V, and the general partners of Associates V are Associates II, CD&R Investment Associates, Inc., and CD&R Cayman Investment Associates, Inc. Mr. B. Charles Ames, who served as Director Emeritus on the Board of Directors of GPC, is a principal of CD&R, a Director of Associates II and a limited partner of Associates V, was the Chairman of the Board of Riverwood Holding, Inc., the predecessor to GPC (“Riverwood”), until the merger of such company with GPIC to form GPC. Mr. Conway, who is the Managing Partner of CD&R, a director of Associates II and a limited partner of Associates V, is one of the Company’s Directors.

Riverwood entered into an indemnification agreement dated March 27, 1996, with CD&R and the CD&R Fund pursuant to which Riverwood agreed to indemnify CD&R, the CD&R Fund, Associates V, Associates II, together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities arising under the federal securities laws, liabilities arising out of the performance of a certain consulting agreement between Riverwood and CD&R that is no longer effective, and certain other claims and liabilities.

Coors Family Relationships

Joseph Coors, Jr., Jeffrey H. Coors, Peter H. Coors, John K. Coors, William Grover Coors, J. Bradford Coors, Timothy I. Coors, Douglas M. Coors, Peter J. Coors, Melissa Coors Osborne, Christian Coors Ficeli, Peter

Joseph Coors, Jonathan Coors, Darden K. Coors and Michael Coors are directors of Adolph Coors Co., LLC, a Wyoming limited liability company that serves as the sole trustee of seven of the Coors family trusts. Collectively, Jeffrey H. Coors, the Coors family trusts and the Adolph Coors Foundation beneficially own approximately 10.9% of the Company’s outstanding common stock. In addition, one of those trusts owns approximately 30% of the voting common stock of Molson Coors Brewing Company (formerly, the Adolph Coors Company) and a related entity owns 100% of CoorsTek, Inc. (“CoorsTek”).

Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., Peter H. Coors and William Grover Coors are brothers. Jeffrey H. Coors served as GPC’s Vice Chairman until December 31, 2007 and continues to serve as a member of the Board of Directors. Timothy I. Coors is the son of Jeffrey H. Coors and was an employee of the Company until December 20, 2007. J. Bradford Coors and Douglas M. Coors are the sons of Joseph Coors, Jr., and employees of CoorsTek. Melissa Coors Osborne and Christian Coors Ficeli are Peter H. Coors’ daughters and employees of Coors Brewing Company and Miller Coors respectively. Peter J. Coors is the son of Peter H. Coors and Douglas M. Coors is an employee of Miller Coors. William K. Coors served as a Director Emeritus on the Company’s Board until March 13, 2007. Peter H. Coors is an executive officer and director of Miller Coors. John K. Coors is an executive officer and director of CoorsTek. The Company, Coors Brewing Company and CoorsTek, or their subsidiaries, have certain business relationships and have engaged in certain transactions with one another, as described below.

Transactions with Adolph Coors Company. On December 28, 1992, GPIC was spun off from Adolph Coors Company and since that time Adolph Coors Company has had no ownership interest in GPIC. However, certain Coors family trusts had significant interests in both GPIC and Adolph Coors Company. GPIC also entered into various business arrangements with the Coors family trusts and related entities from time-to-time since its spin-off. GPIC’s policy was to negotiate market prices and competitive terms with all third parties, including related parties.

GPIC originated as the packaging division of Adolph Coors Company. At the time of the spin-off from Adolph Coors Company, GPIC entered into an agreement with Coors Brewing Company to continue to supply its packaging needs. GPC, the successor in interest to GPIC, executed a supply agreement, effective April 1, 2004 with Coors Brewing Company (now a subsidiary of Molson Coors Brewing Company). In June 2008, Molson Coors Brewing Company and SABMiller plc formed a joint venture called MillerCoors. Throughout 2012, the joint venture purchased packaging from the Company for both Coors products and Miller products. The Company had sales to MillerCoors of approximately $250 million in 2012.

Transactions with CoorsTek, Inc. On March 23, 2012, the Company completed the disposition of its real property and facility in Golden, Colorado to CoorsTek, Inc. (“CoorsTek”) for $10 million. Under the terms of the transaction, the Company will lease certain space in the facility from CoorsTek for a period of three years. CoorsTek, through family members and related trusts, is affiliated with Jeffrey H. Coors.

Transactions with Fiskeby International Holding AB. In October 2007, Graphic Packaging International Holding Sweden AB, an indirect wholly-owned subsidiary of GPC, sold all of its shares of Graphic Packaging International Sweden AB to Lagrummet December nr 1031 Aktiebolag, a company organized under the laws of Sweden that was renamed Fiskeby International Holding AB. The purchaser is owned by Fiskeby US LLC, a domestic limited liability company, which is in turn wholly-owned by Fiskeby, Inc. Fiskeby, Inc is primarily owned by the Grover C. Coors Trust (one of the Coors Family trusts), Jeffrey H. Coors and his son, Timothy I Coors. Jeffrey H. Coors also serves as the non-executive Chairman of Fiskeby International Holding AB. During 2012, the Company purchased approximately $700,000 of coated recycled paperboard from Fiskeby International Holding AB at prevailing market prices.

TPG Capital, L.P. Relationship

Graphic Packaging International, Inc. is party to a Participant Agreement with Staples Contract and Commercial, Inc. (“Staples”) for the purchase of office supplies and paper. The Participant Agreement incorporates the terms and conditions of a letter agreement with TPG Capital, that sets forth certain pricing, volume incentive, conversion incentive and large order discount provisions available to TPG Capital portfolio companies. Incentives and allowances are rebated back to each of the portfolio companies based on each such company’s purchases from Staples. TPG Capital is an affiliate of each of the TPG Entities that collectively own approximately 22% of the Company’s common stock. During 2012, the Company purchased approximately $182,000 worth of office supplies and paper from Staples.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Bayly, Botta, Logan, and Perdue served as members of the Compensation and Benefits Committee during 2012. None of the members is or has ever been an officer or employee of the Company. No member had any relationship requiring disclosure as a related party transaction or compensation committee interlock during 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each Named Executive Officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of March 31, 2013, and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

Name	Number of Shares	Percentage
5% Stockholders:
TPG Entities(1)(2)	76,583,599	22.0%
Jeffrey H. Coors(3)(4)	37,940,190	10.9%
Grover C. Coors Trust(3)	28,925,340	8.3%
Clayton, Dubilier & Rice Fund V Limited Partnership(5)	19,831,299	5.7%
Old Town S.A.(6)	19,831,299	5.7%
Directors and Named Executive Officers:
George V. Bayly	290,870	*
G. Andrea Botta(7)	275,826	*
David D. Campbell	17,274
Kevin J. Conway(5)	0	*
Harold R. Logan, Jr.	151,694	*
Michael G. MacDougall(2)	160,786	*
John R. Miller	204,033	*
David A. Perdue	33,848
David W. Scheible(8)	1,275,736	*
Robert W. Tieken	202,073	*
Lynn A. Wentworth	62,149	*
Daniel J. Blount	565,713	*
Michael P. Doss	426,034	*
Stephen A. Hellrung	344,795	*
Stephen R. Scherger	0	*
All Directors and executive officers as a group (20 persons)(9)	42,760,481	12.3%

(1)	The number of shares shown for the TPG Entities are owned by the following entities in the amounts set forth below:

TPG Bluegrass IV — AIV 1, L.P.	14,283,207 shares
TPG Bluegrass IV — AIV 2, L.P.	24,008,593 shares
TPG Bluegrass V — AIV 1, L.P.	13,866,534 shares
TPG Bluegrass V — AIV 2, L.P.	24,247,659 shares
TPG FOF V — A, L.P.	99,700 shares
TPG FOF V — B, L.P.	77,906 shares
Total	76,583,599 shares

TPG GenPar IV Advisors, LLC (“GenPar IV Advisors”), a Delaware limited liability company, is the general partner of TPG GenPar IV, L.P., a Delaware limited partnership, which in turn is the general partner of each of Bluegrass IV — AIV 1, L.P. and Bluegrass IV — AIV 2, L.P. TPG GenPar V Advisors, LLC (“GenPar V Advisors”), a Delaware limited liability company, is the general partner of TPG GenPar V, L.P., a Delaware limited partnership, which in turn is the general partner of each of Bluegrass V — AIV 1, L.P., Bluegrass V — AIV 2, L.P., FOF V — A, L.P. and FOF V — B, L.P. The sole member of each of GenPar IV Advisors and GenPar V Advisors is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. (“TPG Group Advisors”). David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Advisors and may therefore be deemed to be the beneficial owners of the shares held by the TPG Entities. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Entities, except to the extent of their pecuniary interest therein. The address for each of TPG Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)	Michael G. MacDougall is a TPG Capital partner. Mr. MacDougall does not have voting or investment power over, and disclaims beneficial ownership of the shares held by the TPG Entities. The address for Mr. MacDougall is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth,TX 76102.
(3)	Jeffrey H. Coors serves on the Board of Directors of Adolph Coors Company, LLC, the trustee of certain Coors family trusts, and on the Board of Directors of the Adolph Coors Foundation. Such Coors family trusts and foundation retain voting and dispositive power over the shares of Company common stock owned by each such entity. The business address for Jeffrey H. Coors is Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The family trusts and foundation are listed below, as well as the number of shares beneficially owned by each such entity.

Adolph Coors Jr. Trust	1,842,926
Augusta Coors Collbran Trust	668,291
Bertha Coors Munroe Trust	750,657
Grover C. Coors Trust	28,925,340
Herman F. Coors Trust	944,499
Louise Coors Porter Trust	605,677
May Kistler Coors Trust	1,136,461
Adolph Coors Foundation	400,514

Total	35,274,365

(4)	The amount shown includes (i) 53,429 shares held in joint tenancy with Mr. Coors’ wife, (ii) 190,848 shares held in an individual retirement account, (iii) 250 shares held by GPIC’s Payroll Stock Ownership Plan, (iv) 30,000 shares held by Mr. Coors’ wife, and (vii) an aggregate of 35,274,365 shares attributable to Mr. Coors by virtue of his position as a director of the trustee of the Coors family trusts and of the Adolph Coors Foundation. The amount shown also includes 1,293,083 shares subject to stock options exercisable within 60 days.

(5)	Associates V is the general partner of the CD&R Fund and has the power to direct the CD&R Fund as to the voting and disposition of its shares of the Company’s common stock. Associates II is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CD&R Fund’s voting and disposition of shares. Associates II is controlled by a board of directors consisting of B. Charles Ames, Michael G. Babiarz, Kevin J. Conway, Donald J. Gogel, Ned C. Lautenbach, David A. Novak, Huw Phillips, Roberto Quarta, Joseph L. Rice, III, Christian Rochat, Richard J. Schnall, Nathan Sleeper, George W. Tamke and David H. Wasserman, and its officers are Messrs. Conway, Gogel and Rice, along with Theresa A. Gore. The officers of Associates II are authorized and empowered, subject to the board of directors approval in certain circumstances, to act on behalf of Associates II and may be deemed to share beneficial ownership of the shares of Graphic common stock owned by the CDR Fund. Each of Associates V, Associates II and the other persons named above expressly disclaims beneficial ownership of the shares owned by the CDR Fund. The business address for each of the CDR Fund, Associates V, Associates II and each of the other persons named above is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803. Mr. Conway disclaims beneficial ownership of the shares held by the CD&R Fund.
(6)	Giovanni Agnellie C.S.a.p.az., an Italian company, is the beneficial owner of essentially all of the equity interests of Old Town, S.A. (successor in interest to EXOR Group S.A.) The business address for Giovanni Agnellie C.S.a.p.az.’s principal business and principal office is via del Carmine 10, presso Simon fiduciaria S.p.a., 10122 Turin, Italy. Giovanni Agnellie C.S.a.p.az. is deemed to be controlled by its general partners, Messrs. Tiberto Brandolini d’Adda, Gianluigi Gabetti, John Philip Elkann, Alessandro Giovanni Nasi, and Gianluca Ferrero. The business address of Old Town S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.
(7)	The amount shown includes 149,203 shares of phantom stock that are fully vested but not payable until Mr. Botta’s retirement as a director of the Company.
(8)	The amount shown includes 4,253 stock units held in the Company’s 401(k) savings plan and 163,710 shares subject to stock options exercisable within 60 days.
(9)	The amount shown includes 1,446,793 shares subject to stock options that are exercisable within 60 days and 149,203 shares of phantom stock that are fully vested but not yet payable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to or filed by the Company pursuant to Rule 16a-3(e) of the Exchange Act during 2012 and Form 5 and amendments thereto furnished to the Company with respect to 2012, and written representations from the Company’s reporting persons, the Company believes that its officers, Directors and beneficial owners have complied with all filing requirements under Section 16(a) applicable to such persons, except that Mr. Coors and the Grover C. Coors Trust each filed one late Form 4.

AUDIT MATTERS

Report of the Audit Committee

This report by the Audit Committee is required by the rules of the SEC. It is not to be deemed incorporated by reference by any general statement that incorporates by reference this Proxy Statement into any filing under Securities Act or the Exchange Act, and it is not to be otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of four members, each of whom is an “independent director,” as defined by Section 303A of the NYSE Listed Company Manual. Each of the members of the Audit Committee is financially literate and each qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee’s purposes are to assist the Board in overseeing: (a) the quality and integrity of our financial statements; (b) the qualifications and independence of our independent auditors; and (c) the performance of our internal audit function and independent auditors.

In carrying out its responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with the independent auditors the matters required to be discussed with audit committees by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 2600T, and has discussed with our independent auditors their independence.

Based on the review and discussions noted above and our independent auditors’ report to the Audit Committee, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Lynn A. Wentworth (Chairman)

David D. Campbell

John R. Miller

Robert W. Tieken

Audit Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2012 and December 31, 2011 by our independent auditors, Ernst & Young LLP, are as follows:

	Year Ended December 31,
	2012	2011
	(in millions)
Audit Fees	$3.9	$3.9
Audit-Related Fees	.2	.1
Tax Fees	—	.1
All Other Fees	—	—
Total	$4.1	$4.1

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2012 and December 31, 2011, for the reviews of the financial statements included in our quarterly reports on Form 10-Q during 2012 and 2011, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent auditors that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent auditors that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent auditors as well as the fees charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its scheduled meetings. In 2012 and 2011, all of the audit and non-audit services provided by our independent auditors were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

Independent Auditors

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

ADDITIONAL INFORMATION

The Company will bear the entire cost of proxy solicitation, including the preparation, internet posting, assembly, printing, mailing and distribution of proxy materials. In addition to the use of the mail, proxies may be solicited personally by telephone by certain employees. The Company will reimburse brokers or other persons holding stock in their names or in the names of nominees for their expense in sending proxy materials to principals and obtaining their proxies.

Where a choice is specified with respect to any matter to come before the Annual Meeting, the shares represented by proxy will be voted in accordance with such specifications. Where a choice is not so specified, the shares represented by the proxy will be voted “FOR” the election of each of the nominees for Director. A specification to withhold authority to vote for any of the nominees will not constitute an authorization to vote for any other nominee. Management is not aware of any matter other than the election of Directors that will be presented for action at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with their best judgment.

Some banks, brokers or other nominee record holders of the Company’s common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and Annual Report may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to the Company at the following address: Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, Attention: Corporate Secretary or by calling (770) 240-7200. Any stockholder who wants to receive separate copies of the Annual Report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If you intend to present a proposal at the 2014 annual meeting of stockholders, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Company’s Corporate Secretary 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Corporate Secretary must receive this proposal no later than December 13, 2013.

If you want to present a proposal at the 2014 annual meeting of stockholders, without including the proposal in the proxy statement, or if you want to nominate one or more Directors, you must provide written notice to the Company’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 22, 2014, and not later than February 21, 2014. However, if the date of the 2014 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a proposal or nomination must include:

•

as to each proposed nominee for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-8 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

•

as to any other proposal, a brief description of the proposal (including the text of any resolution proposed for consideration), the reasons for such proposal and any material interest in such proposal of such stockholder and of any beneficial owner on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder and beneficial owner, as they appear on the Company’s books;

•	the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder and such beneficial owner;

•

a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Only persons who are nominated in accordance with the procedures described above will be eligible for election as Directors and only such other proposals as were brought before the meeting in accordance with the procedures described above will be presented at the meeting. Except as otherwise provided by law, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws, the Chairman of the meeting will have the power and duty to determine whether a nomination or any other proposal was made or proposed in accordance with these procedures. If any proposed nomination or proposal is not made or proposed in compliance with these procedures, it will be disregarded. A proposed nomination or proposal will also be disregarded if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders to present the nomination or proposal, notwithstanding that the Company may have received proxies with respect to such vote.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that the Company has prepared to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to deermine the eligibility of such proposed nominee to serve as a Director.

ANNUAL REPORT

The Company’s 2012 Annual Report accompanies this Proxy Statement. The Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for GPHC is included in the Annual Report to Stockholders and is available without charge upon written request addressed to Graphic Packaging Holding Company, Investor Relations, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328. The Company will also furnish any exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, if specifically requested.

By order of the Board of Directors,

Stephen A. Hellrung

Senior Vice President, General Counsel

and Secretary

Atlanta, Georgia

April 12, 2013

GRAPHIC PACKAGING HOLDING COMPANY

1500 RIVEREDGE PARKWAY

SUITE 100

ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2013 (or May 17, 2013 for stockholders voting shares held in a 401(k) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Graphic Packaging Holding Company for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2013 (or May 17, 2013 for stockholders voting shares held in a 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Graphic Packaging Holding Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 P.M. Eastern Time on May 21, 2013 (or May 17, 2013 for stockholders voting shares held in a 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.
M58357-P37662-Z60034	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAPHIC PACKAGING HOLDING COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES.		☐	☐	☐
Vote on Directors
1.	Election of Directors
Nominees:
01) George V. Bayly
02) David D. Campbell
03) Harold R. Logan, Jr.
04) David A. Perdue

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR ALL in item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report (including Form 10-K) are available at www.proxyvote.com.

M58358-P37662-Z60034

GRAPHIC PACKAGING HOLDING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

The undersigned stockholder(s) hereby appoint(s) Daniel J. Blount and Stephen A. Hellrung, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GRAPHIC PACKAGING HOLDING COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 22, 2013, at Graphic Packaging Holding Company, 1500 Riveredge Parkway, Suite 100, Atlanta, Georgia 30328, and any adjournment or postponement thereof. If such undersigned stockholder(s) hold(s) shares of GRAPHIC PACKAGING HOLDING COMPANY in a 401(k) Plan, such stockholder(s) hereby authorize(s) and direct(s) the trustee of such 401(k) Plan to vote all shares in the undersigned stockholder(s) account under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS. IF SHARES ARE HELD IN A 401(K) PLAN AND NO DIRECTIONS ARE GIVEN, THE TRUSTEE WILL TIMELY VOTE SUCH SHARES IN PROPORTION TO THE VOTES RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE